Exhibit 99.1

[BOFA SECURITIES LETTERHEAD]

        December 5, 2019

The Board of Directors

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 29, 2019, to the Board of Directors of Digital Realty Trust, Inc. (“DLR”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinion of DLR’s Financial Advisor” and “THE OFFER — Opinion of DLR’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving DLR and InterXion Holding N.V., which joint proxy statement/prospectus forms a part of DLR’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.